Exhibit 10.35

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”) is effective as of August 9, 2021, and is made by and between United Natural Foods, Inc., a Delaware corporation (the “Company”), and J. Alexander Douglas (the “Employee”).
For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, including without limitation the Employee’s willingness to continue his or her employment with the Company and the other obligations of the parties hereunder, the parties hereby agree as follows:
1.Defined Terms.      The following terms shall have the following definitions:
(a)the term “Act” shall mean the Securities Exchange Act of 1934, as amended to date.
(b)the term “Affiliate” with respect to the Company means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company).
(c)the term “Cause” shall mean the termination of the Employee’s employment with the Company and/or any Affiliate due to (i) conviction of the Employee under applicable law of (A) any felony or (B) any misdemeanor involving moral turpitude, (ii) unauthorized acts intended to result in the Employee’s personal enrichment at the material expense of the Company and/or any of its Affiliates or their reputation, or (iii) any violation of the Employee’s duties or responsibilities to the Company and/or its Affiliates which constitutes willful misconduct or dereliction of duty, or (iv) material breach of Sections 4(a) and (b) of this Agreement; provided however, that in the case of circumstances described in this definition, the nature of the circumstances shall be set forth with reasonable particularity in a written notice to the Employee approved by a majority of the membership of the Board of Directors of the Company, and the Employee shall have twenty (20) business days following delivery of such written notice to cure such alleged breach, provided that such breach is, in the reasonable discretion of the Board of Directors of the Company, susceptible to a cure and provided further that delivery of such written notice shall have been approved by a majority of the members of the Board of Directors of the Company.
(d)the term “Change in Control” means the happening of any of the following:
(i)any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Act, but excluding the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;
(ii)the stockholders of the Company shall approve a definitive agreement and a transaction is consummated (1) for the merger or other business combination of the Company with or into another corporation if (A) a majority of the directors of the surviving corporation were not directors of the Company immediately prior to the effective date of such merger or (B) the stockholders of the Company immediately prior to the effective date of such merger own less than 60% of the combined voting power in the then outstanding securities in such surviving corporation or (2) for the sale or other disposition of all or substantially all of the assets of the Company; or
(iii)the purchase of 30% or more of the combined voting power of the Company’s then outstanding securities pursuant to any tender or exchange offer made by any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Act), other than the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates.

(e)the term “Change in Control Date” means the date on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs, and if the Employee’s employment with the Company and its Affiliates is terminated by the Company or an Affiliate prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Employee within sixty (60) days after the date of the Change in Control that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, and was not as a result of a termination for Cause, then for all purposes of this Agreement, the Employee’s employment will be considered to have terminated as of the Change in Control Date.
(f)the term “Code” means the Internal Revenue Code of 1986, as amended.
(g)the term “Disability” shall have the meaning set forth in the then current Company-sponsored disability plan applicable to the Employee (the “Benefit Plan”), and no Disability shall be deemed to occur under the Benefit Plan until the Employee meets all applicable requirements to receive benefits under the long term disability provisions of such Benefit Plan; provided, however, in the event that the Benefit Plan does not provide long term disability insurance benefits then the Employee’s employment hereunder cannot be terminated for Disability and any termination of the Employee during such a period shall constitute a termination by the Company or an Affiliate without Cause.
(h)the term “Equity Plan” shall mean the Company’s 2020 Equity Incentive Plan, as amended from time to time and any other current or future plan, program or arrangement of the Company or its Affiliates pursuant to which stock options, restricted stock or other equity awards are made.
(i)the term “Good Reason” shall mean, without the Employee’s express written consent, the occurrence of any one or more of the following: (i) the assignment of the Employee to duties materially adversely inconsistent with the Employee’s duties as of the date hereof, and failure to rescind such assignment within thirty (30) days of receipt of notice from the Employee; (ii) a material reduction in the Employee’s title, executive authority or reporting status; (iii) the Company’s requirement that the Employee relocate more than fifty (50) miles from the Employee’s then current place of employment; (iv) a reduction by the Company in the Employee’s base salary, or the failure of the Company to pay or cause to be paid any compensation or benefits hereunder when due or under the terms of any plan established by the Company, and failure to restore such base salary or make such payments within five (5) days of receipt of notice from the Employee; (v) failure to include the Employee in any new employee benefit plans established by the Company for similarly-situated executives, unless such plan relates to the payment of benefits upon a change of control or severance given that such terms are covered by this agreement or the separate severance agreement to which the Employee is a party, or a material reduction in the Employee’s level of participation in any benefit plans of the Company in which the Employee participated immediately prior to the Change in Control, provided that a reduction or elimination of such plans with respect to all similarly-situated executives or a Company-wide reduction or elimination of such plans shall not give rise to a “Good Reason” termination; or (vi) the failure of the Company to obtain an agreement from any successor to the Company with respect to the ownership of substantially all the stock or assets of the Company to assume and agree to perform this Agreement; provided that, in each case, (A) within sixty (60) days of the initial occurrence of the specified event the Employee has given the Company written notice giving the Company at least thirty (30) days to cure the Good Reason, (B) the Company has not cured the Good Reason within the (30) thirty day period and (C) the Employee resigns within ninety (90) days from the initial occurrence of the event giving rise to the Good Reason.
2.Change in Control Benefits. The date on which the Employee’s employment with the Company and its Affiliates terminates for any reason is referred to as the “Termination Date”. If the Termination Date occurs due to the Employee’s termination by the Company or its Affiliates without Cause or due to the Employee’s resignation for Good Reason in either case on or within two (2) years after the Change in Control Date, then, subject to any limitation imposed under applicable law and subject to the conditions set forth in Section 5 of this Agreement (except that the terms and conditions of Section 5 shall not apply with respect to

the Accrued Amounts as defined below), and so long as the Employee complies with his or her obligations pursuant to                 Sections 4(a) and (b) of this Agreement, the Company shall pay to the Employee the following (subject to applicable withholding and deductions):

(a)in a cash lump sum payment within ten (10) days of the Termination Date, the Employee’s (i) unpaid base salary earned through the Termination Date and (i) accrued and unpaid vacation as of the Termination Date;
(b)in a cash lump sum payment at such time as it would have been paid if the Termination Date had not occurred, any cash incentive compensation earned as of the Termination Date in respect of the prior fiscal year which has not been paid as of the Termination Date (collectively such unpaid base salary, accrued vacation and earned incentive compensation, the “Accrued Amounts”);
(c)in a cash lump sum payment an amount equal to (i) two and a half (2.5) times the Employee’s base salary as in effect on the Termination Date; plus (ii) an amount equal to two and a half (2.5) times the Employee’s annual cash incentive payment payable to the Employee based on performance at target levels of performance for the fiscal year in which the Termination Date occurs, which payment shall be paid to the Employee on the first payroll period occurring on or after the expiration of the Severance Delay Period (as defined in Section 5 below);
(d)a pro rata annual cash incentive bonus based on the number of full calendar months elapsed in the fiscal year of termination and actual performance for such fiscal year, which amount shall be paid at such time as it would have been paid if the Termination Date had not occurred (or, if later, upon expiration of the Severance Delay Period);
(e)(i) any and all unvested and unexercised stock options held by the Employee as of the Change in Control Date and outstanding as of the Termination Date shall become fully vested and exercisable as of the Change in Control Date, and (ii) all restrictions shall lapse on, and the Employee shall become fully vested in all rights to, restricted stock, restricted stock units and performance shares or units (at target level of performance unless a greater or lesser level of performance is provided for in the award agreement evidencing the award of such performance shares or units in connection with or based on the Change in Control) granted to the Employee under any Equity Plan as of the Change in Control Date and outstanding as of the Termination Date; provided, however, that notwithstanding the foregoing, the vesting of equity awards under this Section 2(e) shall not alter any previously elected payment schedule made by the Employee under a valid deferral election form, which election form shall continue to govern the payment of such award.; and
(f)on first payroll period occurring on or after the expiration of the Severance Delay Period, a lump sum amount equal to $87,500 (the “Change in Control COBRA Amount”) that the Employee may use to procure group health plan coverage for the Employee and his or her eligible dependents or otherwise. If the Employee desires to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), it shall be the sole responsibility of the Employee (and/or other family members who are qualified beneficiaries, as described in the COBRA election notice, and who desire COBRA continuation coverage) to timely elect COBRA continuation coverage and timely make all applicable premium payments therefore. The Employee acknowledges that the Change in Control COBRA Amount is taxable to the Employee and that the payment of the Change in Control COBRA Amount shall only be made to the extent that the payment of the Change in Control COBRA Amount would not result in any excise taxes on the Company or any of its Affiliates for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable) (collectively, such laws, the “PPACA”). Should the Company be unable to pay the Change in Control COBRA Amount without triggering an excise tax under the PPACA, the Company and the Employee shall use reasonable efforts to provide a benefit to the Employee which represents the economic equivalent of the Change in Control COBRA Amount and which does not result in an excise tax on the Company or any of its Affiliates under the PPACA, which benefit shall be paid in a lump sum.

(g)If the Termination Date occurs as a result of termination by the Company or any of its Affiliates for Cause, or on account of the Employee’s death or Disability, or resignation for other than Good Reason, the Company shall be under no obligation to make any payments to the Employee under this Agreement other than to provide the Accrued Amounts; provided, however, that with respect to a termination for Cause, the Company may withhold any compensation due to the Employee as a partial offset against any damages suffered by the Company and/or any of its Affiliates as a result of the Employee’s actions. In addition, regardless of the reason for termination of employment, the Employee agrees, upon demand by the Company, to return promptly to the Company any compensation, or other benefits paid, or targeted to be paid, to the Employee under the circumstances set forth in Section 7 below.
(h)In the event any payments or benefits otherwise payable to the Employee, whether or not pursuant to this Agreement, (1) constitute “parachute payments” within the meaning of Section 280G of the Code, and (2) but for this Section 2(c), would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by the Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 2(h) will be made in good faith by the Company, whose determination will be conclusive and binding upon the Employee and the Company for all purposes absent manifest error, and the Company shall provide the Employee with the data and analysis supporting such determination. For purposes of making the calculations required by this paragraph, the Company (i) may make reasonable assumptions and approximations concerning applicable taxes, (ii) may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, and (iii) shall take into account a “reasonable compensation” (within the meaning of Q&A-9 and Q&A-40 to Q&A 44 of the final regulations under Section 280G of the Code) analysis of the value of services provided or to be provided by the Employee, including any agreement by the Employee (if applicable) to refrain from performing services pursuant to a covenant not to compete or similar covenant applicable to the Employee that may then be in effect (including, without limitation, those contemplated by Section 4 of this Agreement). The Employee agrees to furnish to the Company such information and documents as the Company may reasonably request in order to make a determination under this provision. To the extent such aggregate parachute payment amounts are required to be so reduced, the parachute payment amounts due to the Employee (but no non-parachute payment amounts) shall be reduced in the following order: (i) the parachute payments that are payable in cash shall be reduced (if necessary, to zero) with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity, valued at full value (rather than accelerated value) (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) shall be reduced in each case in reverse order beginning with payments or benefits which are to be paid the furthest in time; and (iii) all other non-cash benefits not otherwise described in clause (ii) of this Section 2(h) reduced last. In applying these principles, any reduction or elimination of the payments shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.
3.Other Benefits; Reduction in Benefits. The availability, if any, of any other benefits shall be governed by the terms and conditions of the plans and/or agreements under which such benefits are granted. The benefits granted under this Agreement are in addition to, and not in limitation of, any other benefits granted to the Employee under any policy, plan and/or agreement; provided, however, that any benefits paid to the Employee under this Agreement shall reduce any severance or similar benefits payable to the Employee under any benefit plan or arrangement of the Company or any of its Affiliates, including any severance plan or agreement between the Company and the Employee providing benefits upon the termination of the Employee’s employment with the Company similar to the benefits provided hereunder, which reduction shall be made strictly in accordance with Section 409A including the preservation of any applicable payment schedules. In the event of a conflict between this Agreement and any other severance plan or agreement, this Agreement shall govern.

4.Restrictive Covenants. The Employee covenants with the Company as follows (as used in this Section 4, “Company” shall include the Company and its Affiliates):
(a)The Employee shall not disclose or reveal to any unauthorized person or knowingly use for the Employee’s own benefit, any trade secret or other confidential information relating to the Company, or to any of the businesses operated by it, including, without limitation, any customer lists, customer needs, price and performance information, processes, specifications, hardware, software, devices, supply sources and characteristics, business opportunities, potential business interests, marketing, promotional pricing and financing techniques, or other information relating to the business of the Company, and the Employee confirms that such information constitutes the exclusive property of the Company. Such restrictions shall not apply to information which is (i) generally available in the industry or (ii) disclosed through no fault of the Employee or (iii) required to be disclosed pursuant to applicable law or regulation or the order of a governmental or regulatory body (provided that the Company is given reasonable notice of any such required disclosure). The Employee agrees that the Employee will return to the Company upon request, but in any event upon termination of employment, any physical embodiment of any confidential information and/or any summaries containing any confidential information, in whole in part, in any media. For the avoidance of doubt, nothing in this Agreement prohibits the Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. The Employee does not need the prior authorization of the Company to make any such reports or disclosures, and the Employee is not required to notify the Company that the Employee has made such reports or disclosure.
The Employee acknowledges and agrees that through the following provisions of this Agreement, the Company has provided the Employee with written notice that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides an immunity for the disclosure of a trade secret to report suspected violations of law and/or in an anti-retaliation lawsuit, as follows:
(1) IMMUNITY. — An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that —
(A) is made —
(i)     in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney; and
(ii)     solely for the purpose of reporting or investigating a suspected violation of law; or
(B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT.—An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—
(A) files any document containing the trade secret under seal; and
(B) does not disclose the trade secret, except pursuant to court order.

(b)Except with the prior written consent of the Board of Directors of the Company, during the period commencing on the date hereof and ending on the second anniversary of the Termination Date (the “Restricted Period”), the Employee shall not engage, directly or indirectly (which includes, without limitation, owning, managing, operating, controlling, being employed by, giving financial assistance to, participating in or being connected in any material way with any person or entity), anywhere in the United States, in any activities with any company which is a direct competitor of the Company and any other company that conducts any business for which the Employee is uniquely qualified to serve as a member of senior management as a result of his or her service to the Company, which for purposes of this Agreement shall mean the following companies: KeHe Distributors, LLC, DPI Specialty Foods, Lipari Foods, C&S Wholesale Grocers, Inc., Sysco Corporation, Performance Food Group Company, US Foods Holding Corp., SpartanNash Company, Associated Grocers, Inc., Associated Wholesale Grocers, Inc., URM Stores, Inc. and Bozzuto’s Inc. (or any subsidiary or affiliated entity of the foregoing companies) with respect to (i) the Company’s activities on the date hereof and/or (ii) any activities which the Company becomes involved in during the Employee’s term of employment; provided, however, that the Employee’s ownership as a passive investor of less than five percent (5%) of the issued and outstanding stock of a publicly held corporation so engaged, shall not by itself be deemed to constitute such competition. Further, during the Restricted Period, the Employee shall not solicit or otherwise act to induce any of the Company’s vendors, customers or employees to take action that might be disadvantageous to the Company or otherwise disturb such party’s relationship with the Company.
(c)The Employee hereby acknowledges that the Employee will treat as for the Company’s sole benefit, and fully and promptly disclose and assign to the Company without additional compensation, all ideas, information, discoveries, inventions and improvements which are based upon or related to any confidential information protected under Section 4(a) herein, and which are made, conceived or reduced to practice by the Employee during the Employee’s period of employment by the Company and within one (1) year after termination thereof. The provisions of this Section 4(c) shall apply whether such ideas, discoveries, inventions, improvements or knowledge are conceived, made or gained by the Employee alone or with others, whether during or after usual working hours, either on or off the job, directly or indirectly related to the Company’s business interests (including potential business interests), and whether or not within the realm of the Employee’s duties.
(d)The Employee shall, upon request of the Company, but at no expense to the Employee, at any time during or after employment by the Company, sign all instruments and documents and cooperate in such other acts reasonably required to protect rights to the ideas, discoveries, inventions, improvements and knowledge referred to above, including applying for, obtaining and enforcing patents and copyrights thereon in any and all countries.
(e)During the Restricted Period, upon reasonable request of the Company, the Employee shall cooperate in any internal or external investigation, litigation or any dispute relating to any matter in which he or she was involved during his or her employment with the Company; provided, however, that the Employee shall not be obligated to spend time and/or travel in connection with such cooperation to the extent that it would unreasonably interfere with the Employee’s other commitments and obligations. The Company shall reimburse the Employee for all expenses the Employee reasonably incurs in so cooperating.
(f)Before accepting employment with any other person, organization or entity while employed by the Company and during the Restricted Period, the Employee will inform such person, organization or entity of the restrictions contained in this Section 4. The Employee further consents to notification by the Company to the Employee’s subsequent employer or other third party of the Employee’s obligations under this Agreement.
(g)The Employee recognizes that the possible restrictions on the Employee’s activities which may occur as a result of the Employee’s performance of the Employee’s obligations under Sections 4(a) and (b) of this Agreement are required for the reasonable protection of the Company and its investments, and the Employee expressly acknowledges that such restrictions are fair and reasonable for that purpose. The

Employee acknowledges that money damages would not be an adequate or sufficient remedy for any breach of Sections 4(a) and (b), and that in the event of a breach or threatened breach of Sections 4(a) and (b), the Company, in addition to other rights and remedies existing in its favor, shall be entitled, as a matter of right, to injunctive relief, including specific performance, from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions of Sections 4(a) and (b). The terms of this Section 4(g) shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Employee. If any of the provisions of this Agreement are held to be in any respect an unreasonable restriction upon the Employee then they shall be deemed to extend only over the maximum period of time, geographic area, and/or range of activities as to which they may be enforceable. The Employee expressly agrees that all payments and benefits due the Employee under this Agreement shall be subject to the Employee’s compliance with the provisions set forth in Sections 4(a) and (b).

(h)Except with respect to any shorter term as expressly provided herein, this Section 4 shall survive the expiration or earlier termination of the Employee’s relationship with the Company for a period of ten (10) years.
5.Release. All payments and benefits under this Agreement are conditioned on the Employee’s executing and not revoking a release of claims against the Company and its Affiliates (and other released parties), which release must be executed, not be revoked and have become irrevocable within sixty (60) days of the Termination Date (the “Severance Delay Period”). Such release shall be in the form as the Company may determine to be reasonably necessary in its discretion to account for legal requirements applicable to it from time to time. The Employee shall not be required to release: (a) any rights the Employee has under this Agreement; (b) any rights that the Employee has pursuant to any plan, program or agreement subject to the Employee Retirement Security Act of 1974, as amended (“ERISA”); (c) any rights pursuant to any incentive or compensation plans of the Company or its Affiliates, any Equity Plan or any rights pursuant to any award agreements issued pursuant to any incentive or compensation plan of the Company or its Affiliates or any Equity Plan; (d) any rights the Employee and his or her beneficiaries may have to continued medical coverage under the continuation coverage provisions of the Code, ERISA or applicable state law; (e) any rights the Employee may have to indemnification under state or other law or the Certificate of Incorporation or by-laws of the Company and its Affiliates, under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when the Employee was a director or officer of the Company or any Affiliate; or (f) any rights to make disclosures permitted under Section 4(a) above.
6.No Obligation to Seek Alternative Employment. The Employee shall not be required to seek alternative employment during any period in which he or she receives payments or benefits under Section 2(a) of this Agreement, nor shall such payments or benefits be reduced to reflect any compensation or benefits received by the Employee from any employment which does not violate Section 4 of this Agreement.
7.Clawback/Forfeiture of Benefits. In addition to the Company’s legal and equitable remedies (including injunctive relief), if the Board of Directors of the Company determines (in its sole discretion but acting in good faith) that (a) the Employee has violated any portions of Section 4, (b) any of the Company’s financial statements are required to be restated resulting from fraud attributable to the Employee, or (c) any amount of compensation was based upon financial results later found to be materially inaccurate, then (i) the Company may recover or refuse to pay any of the compensation or benefits that may be owed to the Employee under Section 2 of this Agreement, and (ii) the Company may prohibit the Employee from exercising all or any options with respect to stock of the Company, or may recover all or any portion of the gain realized by the Employee from (1) such options exercised, (2) the vesting of any equity award received from the Company or (3) the sale of any equity award received from the Company, in each case in the twelve (12) month period immediately preceding any violation of Section 4 or any restatement of financial statements, or in the periods following the date of any such violation or restatement. In addition, the Company may pursue any remedies available pursuant to any policy of recoupment of incentive compensation that may be adopted by the Board of Directors of the Company from time to time, including the Company’s Recoupment Policy Related to Performance-Based Compensation, as may be amended from time to time hereafter (“Recoupment Policy”). Unless otherwise provided in any such policy of recoupment, including the Recoupment Policy, the amount to be recovered shall be equal to the excess of the amount paid out (on a pre-tax basis) over the amount that would have been paid out had such financial results or performance metrics been fairly stated at the time the payout was made; and/or, in the case of misconduct, the Company’s Recoupment Policy includes a material failure by the Employee to exercise his assigned oversight responsibilities, in violation of law or Company policy, resulting in a material financial or reputational harm to the Company, in which cases the Board of Directors of the Company may require forfeiture of any unpaid, unearned or unexercised performance-based or incentive compensation received by, or awarded to, the Employee in or with respect to the period during which the misconduct occurred, including any amounts owed under Section 2 of this Agreement. The payment shall be made in such manner and on such terms and conditions as may be required by the Company. If the Employee fails to return such compensation promptly, the Employee agrees that the amount of such compensation may be deducted from any and all other compensation owed to the Employee by the Company or any of its Affiliates, to the extent permitted by Section 409A of the Code, if applicable. The Employee acknowledges that the Company may engage in any legal or equitable action or proceeding in order to enforce the provisions of this Section 7. The provisions of this Section 7 shall be modified to the extent, and remain in effect for the period, required by applicable law, and shall be modified without consent of the Employee to become consistent with any applicable law, including, without limitation, any rules or regulations adopted implementing the clawback or recoupment requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any policy of the Company adopted by the Board of Directors of the Company relating to recoupment or clawback of compensation, including but not limited to the Recoupment Policy for Performance-Based Compensation, whether adopted and/or amended before or after the date hereof. The Company shall be entitled, at its election, to set off against the amount of any such payment any amounts otherwise owed to the Employee by the Company or any of its Affiliates.

8.Term. This Agreement shall terminate if prior to the Change in Control Date (and not in anticipation of the Change in Control or at the request of an acquiring party), the Employee has ceased to serve as executive officer of the Company.
9.Miscellaneous. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in force and effect. This Agreement has been executed and delivered in the State of Rhode Island, and its validity, interpretation, performance, and enforcement shall be governed by the laws of said State. This Agreement contains the entire understanding between the parties hereto and supersedes any and all prior agreements, oral or written, on the subject matter hereof between the Company and the Employee, but it is not intended to, and does not, limit any prior, present or future obligations of the Employee with respect to confidentiality, ownership of intellectual property and/or non-competition which are greater than those set forth herein. This Agreement shall be binding upon any successor or assign of the Company.
10.Section 409A.
(a)It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Section 409A (“Section 409A”) of the Code, and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary herein, if (i) on the date of the Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), the Employee is deemed to be a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company, as determined in accordance with the Company’s “specified employee” determination procedures, and (ii) any payments to be provided to the Employee pursuant to this

Agreement which constitute “deferred compensation” for purposes of Section 409A and are or may become subject to             the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of the Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the Employee’s death. Any payments delayed pursuant to this Section 10 (a) shall be made in a lump sum on the first day of the seventh month following the Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the Employee’s death. In addition to the foregoing provisions of this Section 10 (a), in the event that the Change in Control that triggers payments and benefits under Section 2(a) does not constitute a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A or the lump sum payment of a portion of the amount in Section 2(c)(i) is prohibited by Section 409A, then the payment of base salary under Section 2(c)(i) shall be paid in pro rata installments over the two (2) year period commencing on the expiration of the Severance Delay Period rather than as a single lump sum.

(b)Notwithstanding any other provision herein to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.
(c)Notwithstanding any other provision herein to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.
(d)Notwithstanding any other provision herein to the contrary, to the extent that any reimbursement (including expense reimbursements), fringe benefit or other, similar plan or arrangement in which the Employee participates during the Employee’s employment with the Company and/or its Affiliates or thereafter provides for a “deferral of compensation” within the meaning of Section 409A and the Treasury Regulations promulgated thereunder, then such reimbursements shall be made in accordance with Treasury Regulations 1.409A-3(i)(1)(iv) including; (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit may not be subject to liquidation or exchange for another benefit.
(e)For the avoidance of doubt, any payment due under this Agreement within a period following the Employee’s termination of employment, death, disability or other event, shall be made on a date during such period as determined by the Company in its sole discretion.
(f)This Agreement shall be interpreted in accordance with, and the Company and the Employee will use their best efforts to achieve timely compliance with, Section 409A and the Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the date of this Agreement. By accepting this Agreement, the Employee hereby agrees and acknowledges that the Company does not make any representations with respect to the application of Section 409A to any tax, economic or legal consequences of any payments payable to the Employee hereunder. Further, by the acceptance of this Agreement, the Employee acknowledges that (i)

the Employee has obtained independent tax advice regarding the application of Section 409A to the payments due to the Employee hereunder, (ii) the Employee retains full responsibility for the potential application of Section 409A to the tax and legal consequences of payments payable to the Employee hereunder and (iii) none of the Company nor any of its Affiliates shall indemnify or otherwise compensate the Employee for any violation of Section 409A that may occur in connection with this Agreement. The parties agree to cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Section 409A of the Code.

[signature block appears on the next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, intending the Agreement to become binding and effective as of the date and year first written above.

UNITED NATURAL FOODS, INC.
By: /s/ Jill E. Sutton Name: Jill E. Sutton Title: Chief Legal Officer, General Counsel and Corporate Secretary

EMPLOYEE By:
/s/ J. Alexander Douglas J. Alexander Douglas

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